Exhibit 1.1

Adopted pursuant to shareholder resolutions dated 14 December, 2021

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF INCORPORATION

OF

SUPER GROUP (SGHC) LIMITED

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

Amended and Restated

Memorandum of Incorporation

of

Super Group (SGHC) Limited

1.	The Company’s name is “Super Group (SGHC) Limited”

2.	The Company’s registered office will be situated in Guernsey.

3.	The Company is a non-cellular company within the meaning of section 2(1)(c) of the Companies (Guernsey) Law, 2008 (as amended) (the “Law”).

4.	The Company is limited by shares within the meaning of Section 2(2)(a)(i) of the Law.

5.	The liability of the shareholders is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

6.	The Company shall have power by special resolution to make provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

7.	The Company shall have power by special resolution to alter any provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

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We the subscribers to this memorandum of incorporation wish to form a company pursuant to this memorandum; and we agree to take the number of shares specified opposite our respective names.

Name and address of founder member(s)	Number of shares taken by each founder member	Aggregate value of those shares		Amount paid up on those shares		Amount unpaid on those shares
Knutsson Limited 24 North Quay, Douglas, Isle of Man, IM1 4LE	One ordinary redeemable share of no par value	US$	1.00	US$	1.00	NIL
Total shares taken	One ordinary redeemable share of no par value	US$	1.00	US$	1.00	NIL

SIGNED ON INCORPORATION

For and on behalf of Knutsson Limited
Name:	Moira McHarrie
Title:	Director

Dated 29 March 2021

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